Exhibit 107

Calculation of Filing Fee Table

Schedule TO-T

(Rule 14d-100)

BLUEBIRD BIO, INC.

(Name of Subject Company (Issuer))

BEACON MERGER SUB, INC.

(Names of Filing Persons (Offeror))

a direct wholly owned subsidiary of

BEACON MIDCO, INC.

(Names of Filing Persons (Parent of Offeror))

a direct wholly owned subsidiary of

BEACON PARENT HOLDINGS, L.P.

(Names of Filing Persons (Indirect Parent of Offeror))

whose general partner is

BEACON GENERAL PARTNER, LLC

(Names of Filing Persons (Other Persons))

an affiliate of

CARLYLE PARTNERS GROWTH, L.P.

(Names of Filing Persons (Other Persons))

SK CAPITAL PARTNERS VI-A, L.P.

SK CAPITAL PARTNERS VI-B, L.P.

(Names of Filing Persons (Other Persons))

Table 1—Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**

Fees to be Paid	$39,478,106.56	0.00015310	$6,045.00

Fees Previously Paid	$—		$—

Total Transaction Valuation	$39,478,106.56

Total Fees Due for Filing			$6,045.00

Total Fees Previously Paid			$—

Total Fee Offsets			$—

Net Fee Due			$6,045.00

*

Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of: (i) 9,772,552 issued and outstanding shares of common stock, par value $0.01 per share, of bluebird bio,

Inc. (the “Company”), multiplied by $3.94, which is the average of the high and low prices reported by The Nasdaq Global Market on March 5, 2025; (ii) 137,452 shares of Company common stock subject to outstanding Company restricted stock unit awards, multiplied by $3.94; (iii) 59,949 shares of Company common stock subject to outstanding Company performance stock unit awards, multiplied by $3.94; and (iv) 49,871 shares of Company common stock reserved and purchasable by employees pursuant to the Company’s 2013 Employee Stock Purchase Plan (as amended), multiplied by $3.94.
**

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2025, effective October 1, 2024, issued August 20, 2024, by multiplying the transaction value by 0.00015310.